60006611

January 5, 2007

Incorporated under the Laws of the State of California



NUMBER 10003415

SHARES 1,000

E-WORLD USA HOLDING INC.

Authorized Capital Stock: 200,000,000 Common Shares

This Certifies that YING CHEN *is the registered holder of* ONE THOUSAND *Shares* PAR VALUE IS USD0.5 PER SHARE

transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, *the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this* 20TH *day of* NOVEMBER *A.D. 20*09

MIAO HE SECRETARY

DING HUA WANG PRESIDENT